EXHIBIT 10.28

CYTORI THERAPEUTICS, INC.

CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (“Agreement”) is entered into effective as of July 15, 2005 (“Effective Date”) by and between CYTORI THERAPEUTICS, INC., a Delaware corporation with a principal place of business at 3020 Callan Road, San Diego, California 92121 (“Company”), and John K. Fraser, an individual (“Consultant”).

1.                                       Services.

1.1 Consultant agrees to perform such research and development consulting (“Services”) as requested by Company, which may be modified from time to time as directed by Marc H. Hedrick or Christopher J. Calhoun.  Consultant shall devote not less than 30 hours per week in performing the Services. Company and Consultant shall, from time to time but not less frequently than two times per week, confer about Services currently being performed and what Services that the Company desires to have performed within the next 3 to 5 days. During these conferences, which may take place in person or via teleconference, the Company and Consultant shall reach an agreement as to the nature, scope, timing and location of such future Services.

1.2 Upon Company’s request, Consultant shall submit progress reports to Company of the Services to be provided under this Agreement. The progress reports shall include, at a minimum, the status of the Services, recommendations, the expected date of completion, estimated cost, explanation for any delays, problem reports and problem resolution plans.

1.3 Company may remove Consultant from any project or other assignment at any time without penalty or additional payment of any kind.

1.4 Consultant shall perform all Services in a careful, professional and workmanlike manner. Consultant will coordinate Services under the general direction of Marc H. Hedrick with respect to the results to be achieved by the Services. However, Consultant shall determine, in his sole discretion, the manner and means by which such Services shall be performed.

1.5 Consultant shall, while working on Company’s premises: (i) observe Company’s rules and policies relating to the security of, access to or use of such premises and confidential information; (ii) shall not be permitted to remove any property of Company or a third party supplier of Company from Company’s premises without the prior written consent of Company.

1.6 Consultant may perform services for any third party so long as this Agreement is not breached (including but not limited to the provisions regarding confidentiality and ownership) and Consultant’s ability to perform the Services required by this Agreement is not impaired; provided, however, that during the term of the Agreement (including any extensions thereof), Consultant shall not directly or indirectly provide consulting or any other type of service to any other company in the fields of adult stem cell or adipose tissue research and commercialization, including but not limited to adipose derived stem cells and other adipose tissues for regenerative medical applications. Consultant acknowledges and agrees that, notwithstanding any other provision of this Agreement, Company may terminate this Agreement immediately for any breach by Consultant of this Section in addition to all other rights and remedies Company may have and this Section shall survive such a termination.

1.7 Consultant shall comply with all applicable laws, regulations, ordinances and other governmental rules in performing under this Agreement.

2.               Fees, Invoice and Payment, Expenses.

2.1 As full consideration for Consultant’s performance of Services and assignment of rights under this Agreement: Company shall pay Consultant at a rate of $15,000 (Fifteen Thousand Dollars) per month.

2.2 Company reserves the right to require from Consultant waivers, releases and other documentation relating to amounts due Consultant hereunder before payment to Consultant.

2.3 Company shall pay Consultant in arrears, twice per month for the Services provided. All payments shall be made in US Dollars.

2.4 Company shall not be liable for payment of any expenses or other charges unless the charges shall have been expressly approved in writing by Company prior to Consultant’s incurring the charges. Requests for reimbursement shall be in a form reasonably acceptable to Company and shall include adequate documentation of expenses for which reimbursement is sought.

2.5 Company’s payment to Consultant shall not constitute acceptance of the corresponding Services and the payment shall be subject to adjustments and offset for failures of Consultant to meet the requirements in this Agreement as determined by Company.

2.6 Company shall reimburse any pre-approved travel expenses incurred by Consultant while rendering Services under this Agreement, provided the expenses are reasonable and necessary. Such expenses shall include reasonable and necessary travel (including coach class airfare for domestic travel), and lodging in connection with Services performed under this Agreement. Requests for reimbursement shall be in a form reasonably acceptable to Company and shall include adequate documentation of expenses for which reimbursement is sought. Payment of reimbursable travel expenses will be remitted by Company within thirty (30) days of receipt of such documentation from Consultant.

3.               Ownership of Work Product.

3.1 As used in this Agreement, (a) the term “Work Product” means any and all methods, products, product improvements, product modifications, processes, diagram(s), data, databases, designs, documentation, specification, formulas, inventions, innovations, know-how, plans, procedures, recommendations, reports, techniques, writings of any nature and any other work developed, written, made, conceived or reduced to practice in the course of or arising out of the Services performed by or on behalf of Consultant under this Agreement; and (b) the term “IP Rights” means any and all patents and patent applications (including any divisions, substitutions, continuations, continuations-in-part, reissues, reexaminations, or extensions), copyrights, trade secrets and other intellectual property and proprietary rights.

3.2 Both parties acknowledge and agree that all right, title and interest and ownership of any and all Work Product shall be made available to and shall reside in the Company. Inventions, and any patent or patent application, copyrights or other IP Rights shall be owned solely by Company.

3.3 During the term of this Agreement, and at any time thereafter, Consultant shall assist Company, upon request from Company (and, if requested after termination of this Agreement, with reasonable further compensation to Consultant) in taking any action that may be reasonably necessary to secure, perfect, register, maintain and defend Company’s right, title and interest in the Work Product, including without limitation Company’s IP Rights.

4.               Term and Termination.

4.1 This Agreement commences on the Effective Date and shall continue for a period of six months from the Effective Date.

4.2 In addition, Company may terminate this Agreement upon thirty (30) days prior written notice to Consultant for any reason.

4.3 Upon any termination of this Agreement, Consultant shall cease performing any and all Services contemplated hereunder.

4.4 Upon any termination of this Agreement for any reason, Consultant shall, within five (5) days of the termination (or completion), return or otherwise provide to Company all of the Confidential Information (as defined below in Section 7. l), and any product, equipment or other materials provided by Company to Consultant. In addition, Consultant shall provide to Company or destroy (at Company’s option) any and all documents, memoranda, notes, and other tangible embodiments, in electronic or non-electronic form, prepared by or on behalf of Consultant based on or which include Confidential Information to the extent necessary to remove all such Confidential Information from Consultant’s possession or control. Upon Company’s request, Consultant shall certify in writing that Consultant has complied with this Section 4.4. Consultant shall continue to keep all Company Confidential Information confidential.

4.5 Termination of this Agreement shall be in addition to any and all other legal rights that Company may have against Consultant, and all remedies shall be cumulative.

4.6 The following Sections shall survive any termination or expiration of this Agreement: Sections 1.7, 3, 4.4, 4.5, 4.6, 5, 6, 7 -15.

5.               Warranties and Limitations of Liability.

5.1 Consultant represents and warrants that (i) the Services will be completed in a professional and workmanlike manner and shall comply in all respects with this Agreement; (ii) the Work Product does not and will not infringe any third party’s IP Rights and are free from any liens, encumbrances or claims; and (iii) the Services shall be performed solely by Consultant who is fully authorized to lawfully work in the United States.

6.               Indemnification.

6.1 Consultant shall defend, indemnify and hold Company, its affiliates and their respective directors, officers, employees, and agents harmless from and against any and all claims, actions, demands, suits, losses, liabilities, judgments, awards, expenses and costs (including, without limitation, reasonable attorneys’ fees and expenses) (each a “Claim”) arising out of or related in any way to: (i) an actual or alleged infringement or violation by the Services or Work Product of any third party’s IP Right; (ii) any act or omission by Consultant under this Agreement; (iii) any breach by Consultant of any of his representations and warranties herein; and (iv) any actual or alleged violation by Consultant of any law, statute, regulation or ordinance.

7.               Confidentiality and Nondisclosure.

7.1 As used in this Agreement, “Confidential Information” means any and all technical and non-technical information owned by or licensed to Company and disclosed or provided to Consultant, including without limitation the Work Product and information related to Company’s past, current, future and proposed products and services, and information concerning Company’s adult stem cell or adipose tissue research and commercialization, including but not limited to adipose derived stem cells and other adipose tissues for regenerative medical applications, research, purchasing, manufacturing, customer lists, business forecasts, sales and merchandising, and marketing plans and information. In addition, Confidential Information shall mean any third party’s proprietary or confidential information disclosed to Consultant in the course of performance of any and all Services under this Agreement.

7.2 Company retains sole and exclusive ownership, right, title and interest in and to all of the Confidential Information. Consultant shall protect any Confidential Information disclosed under this Agreement by using the same degree of care as Consultant uses to protect his own trade secrets of a similar nature, but in any event no less than a reasonable standard of care.

7.3 Consultant will not, at any time during the term of this Agreement or thereafter, disclose any

Confidential Information to any third party or, except as provided under this Agreement, use any Confidential Information for its or their own benefit or for the benefit of any third party. Consultant shall promptly notify Company of any unauthorized use or disclosure of the Confidential Information.

7.4 Consultant acknowledges that (i) the restrictions and obligations contained in this Section 7 are reasonable and necessary to protect Company’s legitimate interests; (ii) in the event of a violation of these restrictions or a breach of these obligations, remedies at law shall be inadequate and violation or breach may cause irreparable damages to Company within a short period of time; and (iii) Company shall be entitled to injunctive relief, without posting bond or other security, against Consultant for each and every violation or breach, provided the enjoined party is given lawful notice of the proceeding and an opportunity to appear.

8.               Independent Contractors.

8.1 Consultant is an independent contractor. Nothing contained in this Agreement shall be deemed or construed to create a joint venture, partnership, principal-agent or employment relationship between the parties.

8.2 Unless otherwise expressly provided in this Agreement, each party shall be responsible for its own costs and expenses in performing under this Agreement.

8.3 Consultant shall bear and be solely responsible for (i) paying all travel, housing, and other expenses which Consultant may be entitled to receive in connection with performing under this Agreement except as otherwise expressly provided herein; and (ii) withholding, reporting and paying, as applicable, all federal, state and local income tax withholding, social security taxes, workers compensation, state unemployment, health or disability insurance, retirement benefits, or other similar benefits or taxes or levies, if any.

9.                                       Assignment. Consultant agrees and acknowledges that all of his services are personal in nature.  Consultant shall not, in whole or in part, assign his rights or delegate any duties under this Agreement without Company’s prior written consent, which may be withheld in Company’s sole discretion. Without limiting the generality of the foregoing, Consultant specifically agrees that he will not enter into any subcontract to furnish all or any portion of the Services without prior written approval fiom Company. Any attempted assignment or delegated duty without the required consent shall be void. Company may assign this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties, their successors and permitted assigns.

10.                                 Governing Law. This Agreement and the rights and obligations of the parties shall be governed and construed by the substantive laws of the State of California as applied to contracts that are executed and performed entirely in California. Exclusive jurisdiction and venue for any dispute arising out of or related to this Agreement shall lie with the federal and state courts located in and serving San Diego County, California.

11.                                 Use of Name. Consultant agrees not to use Company’s name or logo in any advertising or as a reference for any promotional purposes without Company’s prior written consent.

12.                                 Complete Agreement. This Agreement, including its Exhibits, supersede all prior and contemporaneous agreements and understandings between the parties, both oral and written, with respect to its subject matter and constitutes the complete agreement and understanding between the parties, unless modified in writing and signed by both parties.

13.                                 Severability. If a court of competent jurisdiction holds any provision of this Agreement, or its application, invalid or unenforceable, that provision shall be amended to achieve as nearly as possible the same economic effect as the original provision, and the remainder of this Agreement shall remain in full force and effect.

14.                                 Notices. Any notice required or permitted to be given by either party under this Agreement shall be in writing and shall be deemed effective when hand-delivered or sent by registered mail, return receipt requested or by confirmed facsimile transmission to the signatory of each party to this Agreement as specified in the first paragraph of this Agreement or other address as either party may specify to the other party in the future in conformity with this Section.

15.         Miscellaneous.

15.1 Any and all rights and remedies of a party upon the other party’s breach of or default under this Agreement (whether expressly conferred by this Agreement or otherwise) shall be deemed cumulative with and not exclusive of any other right or remedy conferred by this Agreement or by law or equity on the party, and the exercise of any one remedy shall not preclude the exercise of any other. No delay or failure by either party to act in the event of a breach or default hereunder shall be construed as a waiver of that or any succeeding breach or a waiver of the provision itself. The captions and headings appearing in this Agreement are for reference only and shall not be considered in construing this Agreement.

15.2 This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears and all of which together shall constitute one and the same instrument.

15.3 In the event of litigation between the parties concerning this Agreement, the prevailing party shall be entitled to its reasonable attorneys’ fees and costs.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

CONSULTANT:	COMPANY:

Cytori Therapeutics, Inc.

/s/ John K. Fraser	By:	/s/ Christopher J. Calhoun
John K. Fraser, Ph.D
Name: Christopher J. Calhoun

Title: CEO